AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
COLUMBIA BANKING SYSTEM, INC.

ARTICLE 1
Section 1.1 The name of the corporation shall be COLUMBIA BANKING SYSTEM, INC.
ARTICLE 2
Section 2.1 The corporation’s period of duration shall be perpetual.
ARTICLE 3
Section 3.1 The purpose for which the corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the Washington Business Corporation Act.
ARTICLE 4
Section 4.1 The aggregate number of shares which the corporation shall have authority to issue is 63,032,681 common shares with no par value (hereinafter referred to as “the common stock”) and 2,000,000 preferred shares with no par value (hereinafter referred to as “the preferred stock”). The preferred stock is senior to the common stock, and the common stock is subject to the rights and preferences of the preferred stock as provided in the following section.
Section 4.2 The board of directors is hereby vested with authority to divide any or all of the preferred stock into one or more series and, within the limitations set forth in the Washington Business Corporation Act (as amended from time to time), to fix and determine or to amend the relative rights and preferences of the shares of any series so established.
Section 4.3 Fixed Rate Cumulative Perpetual Preferred Stock, Series A. There is hereby created out of the authorized and unissued shares of preferred stock of the corporation a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” (the “Designated Preferred Stock”), which series shall have no par value per share and shall have such rights, voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series as set forth on the Certificate of Designations attached to these Articles of Incorporation and incorporated herein. The authorized number of shares of Designated Preferred Stock shall be 76,898.
Section 4.4 Mandatorily Convertible Cumulative Participating Preferred Stock, Series B. There is hereby created out of the authorized and unissued shares of preferred stock of the corporation a series of preferred stock designated as the “Mandatorily Convertible Cumulative Participating Preferred Stock, Series B” (the “Series B Preferred Stock”), which series shall have no par value per share and shall have such rights, voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series as set forth on the Certificate of Designations attached to these Articles of Incorporation and incorporated herein. The authorized number of shares of Series B Preferred Stock shall be 8,782.

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ARTICLE 5
Section 5.1 No shareholder shall have the preemptive right to acquire unissued shares of the corporation.
ARTICLE 6
Section 6.1 Each shareholder entitled to vote at any election for directors shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote, and no shareholder shall be entitled to cumulate his votes.
ARTICLE 7
Section 7.1 The corporation reserves the right to amend, alter, change or repeal any provision of its Articles of Incorporation to the extent permitted by the laws of the State of Washington. All rights of shareholders are granted subject to this reservation.
ARTICLE 8
Section 8.1 The corporation may enter into a contract and otherwise transact business as vendor, purchaser, or otherwise, with its directors, officers and shareholders, and with corporations, associations, firms and entities in which they are or may become interested as directors, officers, shareholders, members or otherwise, as freely as though such adverse interest did not exist, even though the vote, action or presence of such director, officer or shareholder may be necessary to obligate the corporation upon such contract or transaction; and in the absence of fraud, no such contract or transaction shall be avoided and no such director, officer or shareholder shall be held liable to account to the corporation, by reason of such adverse interest or any fiduciary relationship to the corporation arising out of such office or stock ownership, for any profit or benefit realized by him through any such contract or transaction; provided that the nature of the interest of such director, officer or shareholder, though not necessarily the details or extent thereof, be disclosed or known to the board of directors or shareholders of the corporation, at the meeting thereof at which such contract or transaction is authorized or confirmed. A general notice that a director, officer or shareholder of the corporation is interested in any corporation, association, firm or entity shall be sufficient disclosure as to such director, officer or shareholder with respect to all contracts and transactions with that corporation, association, firm or entity.
ARTICLE 9
Section 9.1 In addition to the requirements of any applicable statute, and notwithstanding any other provisions of any other articles of these Articles of Incorporation, the affirmative vote of not less than 66 2/3% of the total shares attributable to persons other than a Control Person (as defined below), considered for the purposes of this Article 9 as one class, which are entitled to be voted in an election of directors shall be required for the approval of any Business Combination (as defined below) between the corporation and any Control Person.
Section 9.2 The approval requirements of Section 9.1 shall not apply if either:
(a)    The Business Combination is approved by at least a majority of Continuing Directors (as defined below) of the corporation; or
(b)    All the following conditions are satisfied:

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(i)    The cash or fair market value of the property, securities or other consideration to be received per share in the Business Combination by holders of the common stock of the corporation is not less than the higher of: (A) the highest price per share (including brokerage commissions, soliciting dealers, fees and dealer-management compensation) paid by such Control Person in acquiring any of its holdings of the corporation’s common stock; (B) the highest per share market price of the common stock during the three-month period immediately preceding the date of the proxy statement described in (iii) below; or (C) the per share value of the common stock at the end of the fiscal quarter immediately prior to the Business Combination, as determined by an appraisal prepared by persons, selected by the Continuing Directors, who are independent of the corporation and the Control Person, and who are experienced and expert in the area of corporate appraisal.
(ii)    After becoming a Control Person and prior to the consummation of such Business Combination (A) such Control Person shall not have acquired any newly issued shares of capital stock, directly or indirectly, from the corporation (except upon conversion of convertible securities acquired by it prior to becoming a Control Person or upon compliance with the provisions of this Article 9 or as a result of a pro rata stock dividend or stock split), and (B) such Control Person shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the corporation, or made any major changes in the corporation’s business or equity capital structure; and
(iii)    A proxy statement responsive to the requirements of the Securities Exchange Act of 1934, whether or not the corporation is then subject to such requirements, shall be mailed to the public stockholders of the corporation for the purpose of soliciting stockholder approval of such Business Combination.
Section 9.3 For the purpose of this Article 9
(a)    The term “Business Combination” shall mean (i) any merger or consolidation of the corporation with or into a Control Person, (ii) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any Substantial Part (as defined below) of the assets of the corporation (including without limitation any voting securities of a subsidiary) or of a subsidiary, to a Control Person, (iii) any merger or consolidation of a Control Person with or into the corporation or a subsidiary of the corporation, (iv) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Control Person to the corporation or a subsidiary of the corporation, (v) the issuance of any securities of the corporation or a subsidiary of the corporation to a Control Person, (vi) the acquisition by the corporation or a subsidiary of the corporation of any securities of a Control Person, (vii) any reclassification of common stock of the corporation, or any recapitalization involving common stock of the corporation, consummated within five years after a Control Person becomes a Control Person, or (viii) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination;
(b)    The term “Continuing Director” shall mean (i) a director who was a member of the board of directors of the corporation immediately prior to the time that a Control Person became the beneficial owner (as this term is defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 on the date on which this amendment becomes effective) of 10% or more of the outstanding shares of common stock of the corporation or (ii) a person so designated before initially becoming a director by a majority of the then Continuing Directors.
(c)    The term “Control Person” shall mean and include any individual, corporation, partnership or other person or entity which, together with their Affiliates and Associates (as those terms are defined on the date on which this amendment becomes effective in Rule 12b-2 of the General Rules and Regulations

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under the Securities Exchange Act of 1934) is the beneficial owner in the aggregate of 20% or more of the outstanding shares of common stock of the corporation, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity;
(d)    The term “Substantial Part” shall mean more than 10% of the total assets of the corporation in question, as of the end of its most recent fiscal year prior to the time the determination is being made;
(e)    Without limitation, any shares of common stock of the corporation which any Control Person has the right to acquire at any time pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed outstanding and beneficially owned by such Control Person for purposes of this Article 9; and
(f)    For the purposes of Section 9.2(b)(i) of this Article 9, the phrase “other consideration to be received” shall include, without limitation, common stock of the corporation retained by its existing public stockholders in the event of a Business Combination with such Control Person in which the corporation is the surviving corporation.
Section 9.4 For the purposes of this Article 9, a majority of the Continuing Directors shall have the power and duty to determine on the basis of information known to them (a) whether a proposed transaction is subject to the provisions of this Article 9, (b) the amount of shares of the corporation Beneficially Owned by any person, (c) whether a person is an Affiliate or Associate of another, and (d) such other matters as to which a determination may be required by the provisions of this Article 9.
Section 9.5 The provisions set forth in this Article 9 may not be repealed or amended in any respect or in any manner including any merger or consolidation of the corporation with any other corporation unless the surviving corporation’s Articles of Incorporation contain an article to the same effect as this Article 9, except by the affirmative vote of the holders of not less than 66 2/3% of the outstanding shares of common stock of the corporation, subject to the provisions of any series of preferred stock which may at the time be outstanding; provided, however, that if there is a Control Person such action must be approved by not less than 66 2/3% of the total shares entitled to be voted in an election of directors attributable to shares owned by person other than the Control Persons.
ARTICLE 10
Section 10.1 The board of directors of the corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the corporation, (b) merge or consolidate the corporation with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the corporation and its stockholders, give due consideration to all relevant factors, including without limitation the social and economic effects on the employees, customers, suppliers and other constituents of the corporation and its subsidiaries and on the communities in which the corporation and its subsidiaries operate or are located.
ARTICLE 11
Section 11.1 Defined Terms. As used in this Article 11:
(a)    “Egregious conduct” by a person shall mean acts or omissions that involve intentional misconduct or a knowing violation of law, conduct violating section 23B. of the Revised Code of Washington,

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or participation in any transaction from which the person will personally receive a benefit in money, property, or services to which the person is not legally entitled.
(b)    “Finally adjudged” shall mean stated in a judgment based upon clear and convincing evidence by a court having jurisdiction, from which there is no further right to appeal.
(c)    “Director” shall mean any person who is a director of the corporation and any person who, while a director of the corporation, is serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or is a fiduciary or party in interest in relation to any employee benefit plan covering any employee of the corporation or of any employer in which it has an ownership interest; and “conduct as a director” shall include conduct while a director is acting in any of such capacities.
(d)    “Officer-director” shall mean any person who is simultaneously both an officer and director of the corporation and any person who, while simultaneously both an officer and director of the corporation, is serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or is a fiduciary or party in interest in relation to any employee benefit plan covering any employee of the corporation or of any employer in which it has an ownership interest; and “conduct as an officer-director” shall include conduct while an officer-director is acting as an officer of the corporation or in any of such other capacities.
(e)    “Subsidiary corporation” shall mean any corporation at least eighty percent of the voting stock of which is held beneficially by this corporation.
Section 11.2 - Liability of Directors. No director, officer-director, former director or former officer-director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for conduct as a director or officer-director occurring after the effective date of this Article 11 unless the conduct is finally adjudged to have been egregious conduct, as defined herein.
Section 11.3 - Liability of Subsidiary Directors. No director, officer-director, former director, or former officer-director of a subsidiary corporation shall be personally liable in any action brought directly by this corporation as a shareholder of the subsidiary corporation or derivatively on behalf of the subsidiary corporation (or by any shareholder of this corporation double-derivatively on behalf of this corporation and the subsidiary corporation) for monetary damages for conduct as a director or officer-director of such subsidiary corporation occurring after the effective date of this Article 11 unless the conduct is finally adjudged to have been egregious conduct, as defined herein.
Section 11.4 - Indemnification of Directors. The corporation shall indemnify any person who is, or is threatened to be made, a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether by or in the right of the corporation or its shareholders or by any other party, by reason of the fact that the person is or was a director or officer-director of the corporation or of a subsidiary corporation against judgments, penalties or penalty taxes, fines, settlements (even if paid or payable to the corporation or its shareholders or to a subsidiary corporation) and reasonable expenses, including attorneys’ fees, actually incurred in connection with such proceeding unless the liability and expenses were on account of conduct finally adjudged to be egregious conduct, as defined herein. The reasonable expenses, including attorneys’ fees, of such person incurred in connection with such proceeding shall be paid or reimbursed by the corporation, upon request of such person, in advance of the final disposition of such proceeding upon receipt by the corporation of a written, unsecured promise by the person to repay such amount if it shall be finally adjudged that the person is not eligible for indemnification. All expenses incurred by such person in connection with such proceeding shall be considered reasonable unless finally adjudged to be unreasonable.

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Section 11.5 - Procedure. No action by the board of directors, the shareholders, independent counsel, or any other person or persons shall be necessary or appropriate to the determination of the corporation’s indemnification obligation in any specific case, to the determination of the reasonableness of any expenses incurred by a person entitled to indemnification under this Article 11, nor to the authorization of indemnification in any specific case.
Section 11.6 Internal Claims Expected. Notwithstanding section 11.4, the corporation shall not be obligated to indemnify any person for any expenses, including attorneys’ fees, incurred to assert any claim against the corporation (except a claim based on section 11.7) or any person related to or associated with it, including any person who would be entitled hereby to indemnification in connection with the claim.
Section 11.7 - Enforcement of Rights. The corporation shall indemnify any person granted indemnification rights under this Article 11 against any reasonable expenses incurred by the person to enforce such rights.
Section 11.8 - Set-off of Claims. Any person granted indemnification rights herein may directly assert such rights in set-off of any claim raised against the person by or in the right of the corporation and shall be entitled to have the same tribunal which adjudicates the corporation’s claim adjudicate the person’s entitlement to indemnification by the corporation.
Section 11.9 - Continuation of Rights. The indemnification rights provided in this Article 11 shall continue as to a person who has ceased to be a director or officer-director and shall inure to the benefit of the heirs, executors, and administrators of such person.
Section 11.10 - Effect of Amendment or Repeal. Any amendment or repeal of this Article 11 shall not adversely affect any right or protection of a director, officer-director, former director or former officer-director existing at the time of such amendment or repeal with respect to acts or omissions occurring prior to such amendment or repeal.
Section 11.11 - Severability of Provisions. Each of the substantive provisions of this Article 11 is separate and independent of the others, so that if any provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions.
Composite copy, including all amendments through April 1, 2013.

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CERTIFICATE OF DESIGNATIONS
OF
FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A
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Part 1.    Definitions. The following terms are used in this Certificate of Designations as defined below:
(a)    “Common Stock” means the common stock, no par value, of the Corporation.
(b)    “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.
(c)    “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.
(d)    “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.
(e)    “Minimum Amount” means $19,224,500.
(f)    “Parity Stock” means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).
(g)    “Signing Date” means November 21, 2008.
Part. 2.    Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.
Part 3. Conflict. In the event of any conflict or inconsistency between the terms set forth in this Certificate of Designations and those set forth in the remainder of the Articles of Incorporation, the terms set forth in this Certificate of Designation shall govern.
* * *
Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.
Section 2.     Standard Definitions. As used herein with respect to Designated Preferred Stock:
(a)    “Applicable Dividend Rate” means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.

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(b)    “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.
(c)    “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation’s stockholders.
(d)    “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.
(e)    “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.
(f)    “Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.
(g)    “Charter” means the Corporation’s certificate or articles of incorporation, articles of association, or similar organizational document.
(h)    “Dividend Period” has the meaning set forth in Section 3(a).
(i)    “Dividend Record Date” has the meaning set forth in Section 3(a).
(j)    “Liquidation Preference” has the meaning set forth in Section 4(a).
(k)    “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.
(l)    “Preferred Director” has the meaning set forth in Section 7(b).
(m)    “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.
(n)    “Qualified Equity Offering” means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines of the Corporation’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).
(o)    “Share Dilution Amount” has the meaning set forth in Section 3(b).
(p)    “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.
(q)    “Successor Preferred Stock” has the meaning set forth in Section 5(a).

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(r)    “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.
Section 3.     Dividends.
(a)    Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.
Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.
Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.
Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).
(b)    Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend

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Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.
When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.

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Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.
Section 4.     Liquidation Rights.
(a)    Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).
(b)    Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.
(c)    Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.
(d)    Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.
Section 5.     Redemption.
(a)    Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

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Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).
The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.
(b)    No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.
(c)    Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.
(d)    Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof

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shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.
(e)    Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.
(f)    Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).
Section 6.     Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.
Section 7.     Voting Rights.
(a)    General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.
(b)    Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon

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any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.
(c)    Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
(i)    Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;
(ii)    Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or
(iii)    Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole;
provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or

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exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.
(d)    Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.
(e)    Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.
Section 8.     Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.
Section 9.     Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.
Section 10.     No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.
Section 11.     Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.
Section 12.     Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

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CERTIFICATE OF DESIGNATIONS
OF
MANDATORILY CONVERTIBLE CUMULATIVE PARTICIPATING PREFERRED STOCK, SERIES B
Section 1. Definitions. Unless the context or use indicates another meaning or intent, the following terms shall have the following meanings, whether used in the singular or the plural:
(a) “382 Rights Plan” means a shareholder rights plan designed to preserve the utilization of tax benefits and assets and the associated declaration, issuance and exercise of related securities (including rights and shares of a new series of junior participating preferred stock).
(b) “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.
(c) “Applicable Conversion Price” means the Conversion Price in effect at any given time.
(d) “Articles of Amendment” means this Articles of Amendment to designate the terms of Mandatorily Convertible Cumulative Participating Preferred Stock, Series B, of Columbia Banking System, Inc., dated March 29, 2013.
(e) “Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Corporation, as may be amended from time to time.
(f) “Base Price” means $10.00 divided by 1.1656.
(g) “Base Value” means 100.
(h) “Board of Directors” means the board of directors of the Corporation.
(i) “Business Day” means any day other than a Saturday, Sunday or any other day on which banks in the State of Washington are generally required or authorized by law to be closed.
(j) “Bylaws” means the Bylaws of the Corporation as may be amended from time to time.
(k) “Closing Price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock (or other relevant capital stock or equity interest) on the NASDAQ Stock Market on such date. If the Common Stock (or other relevant capital stock or equity interest) is not traded on the NASDAQ Stock Market on any date of determination, the Closing Price of the Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

For purposes of this Articles of Amendment, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock (or other relevant capital stock or equity interest) on the NASDAQ Stock Market shall be such closing sale price and last reported sale price as reflected on the website of the NASDAQ Stock Market (http://www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the NASDAQ Stock Market and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the NASDAQ Stock Market shall govern. If a Reorganization Event has occurred and (1) the Exchange Property consists only of shares of common stock, the “Closing Price” shall be based on the closing sale price per share of such common stock; (2) the Exchange Property consists only of cash, the “Closing Price” shall be the cash amount paid per share; and (3) the Exchange Property consists of securities, cash and/or other property, the “Closing Price” shall be based on the sum, as applicable, of (x) the closing sale price of such common stock, (y) the cash amount paid per share and (z) the value (as determined by the Board of Directors, acting in good faith, from time to time) of any other securities or property paid to the holders of the Common Stock in connection with the Reorganization Event.
(l) “Common Stock” has the meaning set forth in Section 3.
(m) “Corporation” means Columbia Banking System, a Washington corporation.
(n) “Conversion Date” means a Mandatory Conversion Date or a Reorganization Conversion Date.
(o) “Conversion Price” means for each share of Series B Preferred Stock, the Base Price, subject to adjustment as set forth herein.
(p) “Current Market Price” means, on any date, the average of the daily Closing Price per share of the Common Stock or other securities on each of the ten (10) consecutive Trading Days preceding the earlier of the day before the date in question and the day before the Ex-Date with respect to the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.
(q) “Dividend Payment Date” means March 15, June 15, September 15 and December 15 of each year.
(r) “Dividend Period” has the meaning set forth in Section 4(a).
(s) “Dividend Record Date” has the meaning set forth in Section 4(a).
(t) “Effective Date” means the date on which shares of the Series B Preferred Stock are first issued.
(u) “Exchange Property” has the meaning set forth in Section 11(a).
(v) “Exchange Ratio” has the meaning set forth in Section 1(f).
(w) “Ex-Date” when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.
(x) “Holder” means the Person in whose name the shares of the Series B Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of the shares of Series B Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.
(y) “Junior Securities” has the meaning set forth in Section 3.
(z) “Liquidation Preference” means, as to the Series B Preferred Stock, $100 per share (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series B Preferred Stock).
(aa) “Mandatory Conversion Date” means, with respect to shares of Series B Preferred Stock of any Holder, the date of the consummation of the transfer by such Holder of Series B Preferred Stock to third parties in a Widely Dispersed Offering; provided, however, that if a Mandatory Conversion Date would otherwise occur on or after an Ex-Date for an issuance or distribution that results in an adjustment of the Conversion Price pursuant to Section 10 and on or before the record date for such issuance or distribution, such Mandatory Conversion Date shall instead occur on the first calendar day after the record date for such issuance or distribution.
(bb) “Notice of Mandatory Conversion” has the meaning set forth in Section 9(a).
(cc) “Parity Securities” has the meaning set forth in Section 3.
(dd) “Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.
(ee) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series B Preferred Stock.
(ff) “Regulatory Approvals” means, as to any Holder, to the extent applicable and required to permit such Holder to convert such Holder’s shares of Series B Preferred Stock into Common Stock and to own such Common Stock without such Holder being in violation of applicable law, rule or regulation, receipt or making of approvals and authorizations of, filings and registrations with, notifications to, or determinations by any U.S. federal, state or foreign governmental authority or self-regulatory organization, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
(gg) “Reorganization Conversion Date” means, with respect to the shares of Series B Preferred Stock of any Holder, the date of the consummation of the Reorganization Event or, if later, and applicable to such Holder, the first date on which all Regulatory Approvals with respect to the conversion of such shares shall have been obtained or made by such Holder; provided, however, that if a Reorganization Conversion Date would otherwise occur on or after an Ex-Date for an issuance or distribution that results in an adjustment of the Conversion Price pursuant to Section 10 and on or before the record date for such issuance or distribution, such Reorganization Conversion Date shall instead occur on the first calendar day after the record date for such issuance or distribution.
(hh) “Reorganization Event” has the meaning set forth in Section 11(a).
(ii) “Series A Preferred Stock” means the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, of the Corporation.
(jj) “Series B Preferred Stock” has the meaning set forth in Section 2.
(kk) “Trading Day” means a day on which the shares of Common Stock:
(i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and
(ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.
(kk) “Voting Securities” means, at any time, shares of any class of capital stock of the Corporation that are then entitled to vote generally in the election of directors.
(ll) “Widely Dispersed Offering” means (a) a widespread public distribution, including pursuant to Rule 144 under the Securities Act of 1933, as amended, (b) a transfer in which no transferee (or group of associated transferees) would receive more than 2% of any class of Voting Securities of the Corporation or (c) a transfer to a transferee that would control more than 50% of the Voting Securities of the Corporation without any transfer from the transferor.
Section 2. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Mandatorily Convertible

Cumulative Participating Preferred Stock, Series B” (the “Series B Preferred Stock”). The number of shares constituting such series shall be 8,782. The Series B Preferred Stock shall have no par value.
Section 3. Ranking. The Series B Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) on a parity with Series A Preferred Stock and each other class or series of equity securities of the Corporation, if any, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Parity Securities”), and (ii) senior to the Corporation’s common stock, no par value (the “Common Stock”) and each other class or series of capital stock outstanding or established after the Effective Date by the Corporation the terms of which expressly provide that it ranks junior to the Series B Preferred Stock as to dividend rights and/or as to rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Junior Securities”). The Corporation has the right to authorize and/or issue additional shares or classes or series of Junior Securities or Parity Securities without the consent of the Holders.
Section 4. Dividends.
(a) From and after the Effective Date, Holders shall be entitled to receive, when, as and if declared by the Board of Directors, out of the funds legally available therefor, dividends in the amount determined as set forth in Section 4(b)(i), and no more. Except as otherwise provided herein, such dividends shall be payable quarterly in arrears (as provided below in this Section 4(a)), but only when, as and if declared by the Board of Directors, on a “Dividend Payment Date”, commencing on June 15, 2013; provided that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on Series B Preferred Stock on such Dividend Payment Date shall instead be payable on) the immediately succeeding Business Day, unless such immediately succeeding Business Day falls in the next calendar month, in which case such Dividend Payment Date shall instead be (and any such dividend shall instead be payable on) the immediately preceding Business Day.
Dividends on Series B Preferred Stock shall accrue at any time that dividends on the Series B Preferred Stock are cumulative (whether or not in any dividend period or periods (each, a “Dividend Period”) there shall be funds of the Corporation legally available for the payment of such dividends and whether or not such dividends are authorized or declared) and accrued dividends shall accumulate to the extent not paid on the Dividend Payment Date first following the Dividend Period for which they accrue. As used herein, the term “accrued” with respect to dividends includes both accrued and accumulated dividends. Dividends that are payable on Series B Preferred Stock on any Dividend Payment Date will be payable to holders of record of Series B Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.
Each Dividend Period shall commence on and include a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the date of original issue of the Series B Preferred Stock, provided that, for any share of Series B Preferred Stock issued after such original issue date, the initial Dividend Period for such shares may commence on and include such other date as the Board of Directors or a duly authorized committee of the Board of Directors shall determine and publicly disclose) and shall end on and include the calendar day preceding the next Dividend Payment Date. Dividends that are payable on Series B Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Series B Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

(b) (i) Subject to Section 4(a), if the Board of Directors declares and pays a dividend or other distribution in respect of Common Stock (other than with respect to a 382 Rights Plan; provided that Holders of Series B Preferred Stock participate in such distribution under such 382 Rights Plan as if their shares of Series B Preferred Stock were converted into shares of Common Stock pursuant to Section 8 hereof), then the Board of Directors shall declare and pay to the Holders of the Series B Preferred Stock, on the same dates on which such dividend or other distribution is declared and paid on the Common Stock, a dividend or other distribution in an amount per share of Series B Preferred Stock equal to the product of (x) the per share dividend or other distribution declared and paid in respect of each share of Common Stock and (y) the number of shares of Common Stock into which such shares of Series B Preferred Stock is convertible as of the record date for such dividend or distribution.
(ii) Subject to Section 4(a), the dividend rate, and the rate at which dividends shall accrue, on each share of Series B Preferred Stock, for each Dividend Period, shall be at an annual rate equal to 15%, calculated with respect to the Base Value of a share of Series B Preferred Stock.
(c) Dividends in arrears on the Series B Preferred Stock in respect of a Dividend Period not declared for payment or to the extent not paid on the first Dividend Payment Date following the Dividend Period for which they accrue may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a Dividend Payment Date, to the holders of record of Series B Preferred Stock as they appear on the stock register of the Corporation on a record date selected by the Board of Directors, which shall (a) not precede the date the Board of Directors declares the dividend payable and (b) not be more than 60 days prior to the date the dividend is paid.
(d) So long as any share of Series B Preferred Stock remains outstanding, (1) no dividend or interest shall be declared and paid or set aside for payment and no distribution shall be declared and made or set aside for payment on any Junior Securities (other than a dividend payable solely in shares of Junior Securities) or trust preferred securities and (2) no shares of Junior Securities or trust preferred securities shall be purchased, redeemed or otherwise acquired by the Corporation, directly or indirectly. So long as any share of Series B Preferred Stock remains outstanding, the foregoing limitations shall not apply if full dividends on all outstanding shares of Series B Preferred Stock for the then-current dividend period have been paid in full or declared and a sum sufficient for the payment thereof set aside for all outstanding shares of Series B Preferred Stock. The foregoing limitations shall not apply (i) to redemptions, purchases or other acquisitions of shares of Junior Securities in connection with any benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or shareholder stock purchase plan; (ii) to any declaration of a dividend in connection with any shareholders’ rights plan, or the issuance of rights, stock or other property under any shareholders’ rights plan, or the redemption or repurchase of rights pursuant thereto; and (iii) to conversions into or exchanges for other Junior Securities and cash solely in lieu of fractional shares of the Junior Securities.
(e) So long as any shares of Series B Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Securities for any period (other than with respect to a 382 Rights Plan) unless full dividends on all outstanding shares of Series B Preferred Stock for the then-current dividend period have been paid in full or declared and a sum sufficient for the payment thereof set aside for all outstanding shares of Series B Preferred Stock. To the extent the Corporation declares dividends on the Series B Preferred Stock and on any Parity Securities but does not make full payment of such declared dividends, the Corporation shall allocate the dividend payments on a pro rata basis among the holders of the shares of Series B Preferred Stock and the holders of any Parity Securities then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation shall allocate those payments so that the respective amounts of those payments bear the same ratio to each other as all accrued and unpaid dividends per share on the Series B Preferred Stock and all Parity Securities bear to each other.
(f) At any time that dividends on the Series B Preferred Stock are not cumulative, and if a Conversion Date with respect to any share of Series B Preferred Stock is prior to the record date for the payment of any dividend on the Common Stock, the Holder of such share of Series B Preferred Stock will not have the right to receive any corresponding dividends on the Series B Preferred Stock. At any time that dividends on the Series B Preferred Stock are not cumulative, and if the Conversion Date with respect to any share of Series B Preferred Stock is after the Dividend Record Date for any declared dividend and prior to the payment date for that dividend, the Holder thereof shall receive that dividend on the relevant payment date if such Holder was the Holder of record on the Dividend Record Date for that dividend. Any accrued and unpaid cumulative dividends on the Series B Preferred Stock shall be payable in cash on the Conversion Date.
Section 5. Liquidation.
(a) In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at the time shall be entitled to receive, for each share of the Series B Preferred Stock, the sum of (i) liquidating distributions in an amount equal to the Liquidation Preference, plus any accrued but unpaid dividends thereon to and including the date of such liquidation, out of assets legally available for distribution to the Corporation’s shareholders, before any distribution of assets is made to the holders of the Common Stock or any other Junior Securities and (ii) after all distributions have been made to Holders pursuant to clause (i) of this sentence, liquidating distributions, as determined by the Corporation (or the trustee or other Person or Persons administering its liquidation, dissolution or winding-up in accordance with applicable law) as of a date that is at least ten (10) Business Days before the first liquidating distribution is made on Series B Preferred Stock, that would be made on the number of shares of Common Stock equal to the Base Value divided by the Applicable Conversion Price as if all of the outstanding shares of Series B Preferred Stock had been converted into Common Stock on such date of determination, out of assets legally available for distribution to the Corporation’s shareholders, simultaneous with any distribution of assets made to the holders of the Common Stock. The Corporation shall notify each Holder of the amount it has calculated pursuant to this Section 5 by first-class mail, postage prepaid, addressed to the Holders at their respective last addresses appearing on the books of the Corporation. Such mailing shall be made not later than five Business Days before the first liquidating distribution is made on shares of Series B Preferred Stock.
(b) In the event the assets of the Corporation available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series B Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.
(c) For purposes of this Section 5, the Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation’s property or business will not constitute a liquidation, dissolution or winding-up of the Corporation.
Section 6. Maturity. The Series B Preferred Stock shall be perpetual unless converted in accordance with this Articles of Amendment.
Section 7. Redemptions.
(a) Redemption. The shares of Series B Preferred Stock are not redeemable by the Corporation.
(b) No Sinking Fund. The Series B Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions.
Section 8. Conversion.
(a) Effective as of the close of business on the Mandatory Conversion Date with respect to the shares of Series B Preferred Stock of a Holder, such Holder’s shares of Series B Preferred Stock shall automatically convert into shares of Common Stock as set forth below. The number of shares of Common Stock into which a share of Series B Preferred Stock shall be convertible shall be determined by dividing the Base Value by the Applicable Conversion Price (subject to the conversion procedures of Section 9 hereof), provided that cash will be paid in lieu of fractional shares in accordance with Section 13 hereof.
(b) Notwithstanding anything herein to the contrary, in no event shall a transferee of a Widely Disbursed Offering be entitled to receive shares of Common Stock upon any conversion of Series B Preferred Stock pursuant to this Section 8 or Section 11 to the extent (but only to the extent) that at such time the transferee Holder does not have any required Regulatory Approvals. If any delivery of shares of Common Stock owed to a transferee upon conversion of Series B Preferred Stock is not made, in whole or in part, as a result of the foregoing limitations, the Corporation’s obligation to make such delivery shall not be extinguished and the Corporation shall, at the option of the transferee Holder, deliver such shares as promptly as practicable after such converting Holder gives notice to the Corporation that the requirements of this Section 8(b) are met.
Section 9. Conversion Procedures.
(a) Each Holder shall promptly provide written notice to the Corporation of its intent to transfer its Series B Preferred Stock in a Widely Dispersed Offering and, promptly upon receipt of each required Regulatory Approval applicable to the transferee, such transferee shall provide written notice to the Corporation of such receipt. Upon occurrence of the Mandatory Conversion Date with respect to shares of any Holder, the Corporation shall provide notice of such conversion to such Holder (such notice a “Notice of Mandatory Conversion”). In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion with respect to such Holder shall state, as appropriate:
(i) the Mandatory Conversion Date applicable to such Holder;
(ii) the number of shares of Common Stock to be issued upon conversion of each share of Series B Preferred Stock held of record by such Holder and subject to such mandatory conversion; and
(iii) the place or places where certificates for shares of Series B Preferred Stock held of record by such Holder are to be surrendered for issuance of certificates representing shares of Common Stock.
(b) In the event that such Holder fails to surrender the required certificates for shares of Series B Preferred Stock held of record by such Holder within 30 days after delivery of the Mandatory Conversion Date, the Corporation shall, by written notice to such Holder, indicate which shares have been converted pursuant to Section 8.
(c) Effective immediately prior to the close of business on any Conversion Date with respect to any share of Series B Preferred Stock, dividends shall no longer be declared on any such converted share of Series B Preferred Stock and such share of Series B Preferred Stock shall cease to be outstanding, in each case, subject to the right of the Holder to receive any accrued and unpaid or declared and unpaid dividends on such share to the extent provided in Section 4(f) and any other payments to which such Holder is otherwise entitled pursuant to Section 8, Section 11 or Section 13 hereof, as applicable.
(d) No allowance or adjustment, except pursuant to Section 10, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on any Conversion Date with respect to any share of Series B Preferred Stock. Prior to the close of business on the Conversion Date with respect to any share of Series B Preferred Stock, shares of Common Stock issuable upon conversion thereof, or other securities issuable upon conversion of, such share of Series B Preferred Stock shall not be deemed outstanding for any purpose, and the Holder thereof shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding such share of Series B Preferred Stock.
(e) Shares of Series B Preferred Stock duly converted in accordance with Section 8 or Section 11 of this Articles of Amendment will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance. The Corporation may, from time to time, take such appropriate action as may be necessary to reduce the authorized number of shares of Series B Preferred Stock; provided, however, that the Corporation shall not take any such action if such action would reduce the authorized number of shares of Series B Preferred Stock below the sum of (i) the number of shares of Series B Preferred Stock then outstanding and (ii) the number of shares of Series B Preferred Stock issuable upon the exercise of any warrants then outstanding.
(f) The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Series B Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the applicable Conversion Date with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series B Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation.
(g) On the Mandatory Conversion Date with respect to any share of Series B Preferred Stock, certificates representing shares of Common Stock shall be issued and delivered to the Holder thereof or such Holder’s designee upon presentation and surrender of the certificate evidencing the Series B Preferred Stock to the Corporation and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.
Section 10. Anti-Dilution Adjustments.
(a) The Conversion Price shall be subject to the following adjustments.
(i) Stock Dividends and Distributions. If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Price in effect immediately prior to the Ex-Date for such dividend or distribution will be multiplied by the following fraction:

OS0
OS1
Where,

OS0 =	the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution.

OS1 =
the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

For the purposes of this clause (i), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. If any dividend or distribution described in this clause (i) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared.
(ii) Subdivisions, Splits and Combination of the Common Stock. If the Corporation subdivides, splits or combines the shares of Common Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

OS0
OS1
Where,

OS0 =	the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 =	the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.
For the purposes of this clause (ii), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. If any subdivision, split or combination described in this clause (ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced.
(iii) Issuance of Stock Purchase Rights. If the Corporation issues to all or substantially all holders of the shares of Common Stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase the shares of Common Stock at less than the Current Market Price on the date fixed for the determination of shareholders entitled to receive such rights or warrants, then the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

OS0 + Y
OS0 + X
Where,

OS0 =	the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such distribution.

X =	the total number of shares of Common Stock issuable pursuant to such rights or warrants.

Y =
the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the Current Market Price on the date fixed for the determination of shareholders entitled to receive such rights or warrants.

For the purposes of this clause (iii), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. In the event that such rights or warrants described in this clause (iii) are not so issued, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Conversion Price that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Price shall be readjusted to such Conversion Price that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate offering price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors).
(iv) Debt or Asset Distributions. If the Corporation distributes to all or substantially all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution referred to in clause (i) above, any rights or warrants referred to in clause (iii) above, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), then the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0 – FMV
SP0
Where,

SP0 =	the Current Market Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date.

FMV =
the fair market value of the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors, provided that, if “FMV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall receive on the date on which such distribution is made to holders of Common Stock, for each share of Preferred Stock, the amount of such distribution such Holder would have received had such holder owned a number of shares of Common Stock equal to the Base Value divided by the Applicable Conversion Price on the Ex-Date for such distribution.

In a “spin-off”, where the Corporation makes a distribution to all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, the Conversion Price will be adjusted on the 15th Trading Day after the effective date of the distribution by multiplying such Conversion Price in effect immediately prior to such 15th Trading Day by the following fraction:

MP0
MP0 + MPS

Where,

MP0 =	the average of the Closing Prices of the Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution.

MPS =
the average of the Closing Prices of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors.

In the event that such distribution described in this clause (iv) is not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.
(v) Cash Distributions. If the Corporation makes a distribution consisting exclusively of cash to all holders of the Common Stock, excluding (a) any cash dividend on the Common Stock to the extent a corresponding cash dividend is paid on the Series B Preferred Stock pursuant to Section 4(b), (b) any cash that is distributed in a Reorganization Event or as part of a “spin-off” referred to in clause (iv) above, (c) any dividend or distribution in connection with the Corporation’s liquidation, dissolution or winding-up, and (d) any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, then in each event, the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0 – DIV
SP0
Where,

SP0 =	the Closing Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date.

DIV =	the amount per share of Common Stock of the cash distribution, as determined pursuant to the introduction to this paragraph (v).
In the event that any distribution described in this clause (v) is not so made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such distribution, to the Conversion Price which would then be in effect if such distribution had not been declared.
Notwithstanding the foregoing, if “DIV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive on the date on which the relevant cash dividend or distribution is distributed to holders of Common Stock, for each share of Preferred Stock, the amount of cash such Holder would have received had such Holder owned a number of shares of Common Stock equal to the Base Value divided by the Applicable Conversion Price on the Ex-Date for such distribution.
(vi) Self Tender Offers and Exchange Offers. If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Price in effect at the close of business on such immediately succeeding Trading Day will be multiplied by the following fraction:

OS0 x SP0
AC + (SP0 x OS1)
Where,

SP0 =	the Closing Price per share of Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer.

OS0 =	the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1 =	the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer.

AC =	the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.
In the event that the Corporation, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.
(vii) Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on the Mandatory Conversion Date, upon conversion of any shares of the Series B Preferred Stock, Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to the Mandatory Conversion Date, the rights have separated from the shares of Common Stock, in which case the Conversion Price will be adjusted at the time of separation as if the Corporation had made a distribution to all holders of the Common Stock as described in clause (iv) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
(b) The Corporation may make such decreases in the Conversion Price, in addition to any other decreases required by this Section 10, if the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of rights or warrants to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reason.
(c) (i) All adjustments to the Conversion Price shall be calculated to the nearest 1/10 of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that on the Mandatory Conversion Date adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.
(ii) No adjustment to the Conversion Price shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Series B Preferred Stock (including without limitation pursuant to Section 4(b) hereof), without having to convert the Series B Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Series B Preferred Stock may then be converted. No single event shall be subject to adjustment under more than one subsection of this Section 10 so as to result in duplication.
(iii) The Applicable Conversion Price shall not be adjusted:
(A) with respect to a 382 Rights Plan; provided that Holders of Series B Preferred Stock participate in such distribution under such 382 Rights Plan as if their shares of Series B Preferred Stock were converted into shares of Common Stock pursuant to Section 8 hereof;
(B) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan;
(C) upon the issuance of any shares of Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;
(D) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date shares of the Series B Preferred Stock were first issued and not substantially amended thereafter;
(E) for a change in the par value or no par value of Common Stock; or
(F) for accrued and unpaid dividends on the Series B Preferred Stock.
(d) Whenever the Conversion Price is to be adjusted in accordance with Section 10(a) or Section 10(b), the Corporation shall: (i) compute the Conversion Price in accordance with Section 10(a) or Section 10(b), taking into account the one cent threshold set forth in Section 10(c) hereof; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 10(a) or Section 10(b), taking into account the one percent threshold set forth in Section 10(c) hereof (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Price in accordance with Section 10(a) or Section 10(b) hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.
Section 11. Reorganization Events.
(a) In the event that, prior to the Mandatory Conversion Date with respect to the shares of Series B Preferred Stock of any Holder, there occurs:
(i) any consolidation, merger or other similar business combination of the Corporation with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;
(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;
(iii) any reclassification of the Common Stock into securities including securities other than the Common Stock; or
(iv) any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition);
(any such event specified in this Section 11(a), a “Reorganization Event”) then, subject to Section 8(b), each share of such Holder’s Series B Preferred Stock outstanding immediately prior to such Reorganization Event shall remain outstanding but each Holder shall have the right, at its option, subject to the terms and provisions of this Section 11, to convert any or all of such Holder’s shares of Series B Preferred Stock, effective as of the close of business on the Reorganization Conversion Date (with the term “Regulatory Approval” applied for such purpose, as applicable, to the surviving entity in such Reorganization Event and its securities included in the Exchange Property (as defined below)), into the type and amount of securities, cash and other property receivable in such Reorganization Event by the Holder (other than a counterparty to the Reorganization Event or an Affiliate of such counterparty) in respect of each such share of Series B Preferred Stock equal to the number of shares of Common Stock into which one share of Series B Preferred Stock would then be convertible assuming that a Mandatory Conversion Date in respect of such shares of Series B Preferred Stock had occurred (such securities, cash and other property, the “Exchange Property”).
(b) The conversion right of a Holder of Series B Preferred Stock pursuant to this Section 11 shall be exercised by the Holder by the surrender of the certificates representing the shares to be converted to the Corporation or to the transfer agent for the Corporation, accompanied by a notice of reorganization conversion, no later than the tenth day following the date of delivery to each Holder of a notice from the Corporation of the expected consummation or the consummation of a Reorganization Event.
(i) Immediately prior to the close of business on the Reorganization Conversion Date, each converting Holder of Series B Preferred Stock shall be deemed to be the Holder of record of the number of shares of Common Stock deemed to be issuable upon conversion of such Holder’s Series B Preferred Stock in accordance with clause (i) or (ii) of Section 11(a), notwithstanding that the share register of the Corporation shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such Person.

(ii) Upon notice from the Corporation, each Holder of Series B Preferred Stock so converted shall promptly surrender to the Corporation or its transfer agent certificates representing the shares so converted (if not previously delivered), duly endorsed in blank or accompanied by proper instruments of transfer.
(c) In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in connection with any Reorganization Event, the Holders shall be entitled to the same right of election as holders of the shares of Common Stock with respect to the form of consideration to be received pursuant to this Section 11.
(d) The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.
(e) The Corporation (or any successor) shall, within seven days of the consummation of any Reorganization Event, provide written notice to the Holders of such consummation of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11.
(f) The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series B Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 11.
Section 12. Voting Rights.
(a) Holders will not have any voting rights, including the right to elect any directors, except (i) voting rights, if any, required by law, and (ii) voting rights, if any, described in this Section 12.
(b) So long as any shares of Series B Preferred Stock are outstanding, the vote or consent of the Holders of three-quarters of the shares of Series B Preferred Stock at the time outstanding voting as a single class with all other classes and series of Parity Securities having similar voting rights then outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating, whether or not such approval is required by Washington law:
(i) any amendment or alteration (including by means of a merger, consolidation or otherwise) of the Articles of Incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Corporation’s capital stock ranking prior to the Series B Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding-up of the Corporation;
(ii) any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of the Articles of Incorporation (including this Articles of Amendment) or the Bylaws that would significantly and adversely alter or change the terms, rights, preferences or privileges of the Series B Preferred Stock; or
(iii) the consummation of a binding share exchange or reclassification involving the Series B Preferred Stock or a merger or consolidation of the Corporation with another entity;
provided, however, that a Holder will have no right to vote under this provision or under Washington law if such voting rights arise due to a Reorganization Event if (1) the Corporation shall have complied with Section 11(f) or (2) in each case (a) the Series B Preferred Stock remains outstanding or, in the case of any merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (b) such Series B Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights (including, but not limited to, the right of conversion), preferences, privileges and voting powers that, taken as a whole, as are not materially less favorable to the Holders thereof than the rights, preferences, privileges and voting powers of the Series B Preferred Stock, taken as a whole, immediately prior to the Reorganization Event; provided further, that any increase in the amount of the authorized Preferred Stock or any securities convertible into Preferred Stock or the creation and issuance, or an increase in the authorized or issued amount, of any series of Preferred Stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series B Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Corporation’s liquidation, dissolution or winding-up will not, in and of itself, be deemed to affect the voting powers, preferences or special rights of the Series B Preferred Stock and, notwithstanding any provision of Washington law, Holders will have no right to vote solely by reason of such an increase, creation or issuance.
Each holder of Series B Preferred Stock will have one vote per share on any matter on which holders of Series B Preferred Stock are entitled to vote, including any action by written consent.
If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of Preferred Stock with like voting rights (including the Series B Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of Preferred Stock.
(c) Notwithstanding the foregoing, Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series B Preferred Stock shall have been converted into shares of Common Stock.
Section 13. Fractional Shares.
(a) No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series B Preferred Stock.
(b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any mandatory conversion pursuant to Section 8 hereof, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the Mandatory Conversion Date.
(c) If more than one share of the Series B Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series B Preferred Stock so surrendered.
Section 14. Reservation of Common Stock.
(a) The Corporation shall at all times thereafter reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Corporation, solely for issuance upon the conversion of shares of Series B Preferred Stock as provided in this Articles of Amendment, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series B Preferred Stock then outstanding, assuming that the Applicable Conversion Price equaled the Base Price.
(b) Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Series B Preferred Stock, as herein provided, shares of Common Stock acquired by the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).
(c) All shares of Common Stock delivered upon conversion of the Series B Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).
(d) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series B Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.
(e) The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the NASDAQ Stock Market or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Series B Preferred Stock.
Section 15. Replacement Certificates. The Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.
Section 16. Miscellaneous.
(a) All notices or communications in respect of Series B Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Articles of Incorporation or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Series B Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of Series B Preferred Stock in any manner permitted by such facility.
(b) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series B Preferred Stock or shares of Common Stock or other securities issued on account of Series B Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series B Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.
(c) No share of Series B Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.
(d) The shares of Series B Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.

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